Exhibit 10.42

March 26, 2024

Derek Villarreal

Re: Employment Terms

Dear Derek:

On behalf of SAFE AND GREEN DEVELOPMENT CORPORATION (the “Company”), I am pleased to confirm the terms of your employment by us in the position of Senior Project Manager located in Denver. It is important that you understand clearly both what your benefits are and what the Company expects of you. By signing this letter, you will be accepting employment on the following terms.

1.	Effective Date. Your employment commenced on June 1, 2023 (the “Effective Date”).

2.	Duties. Your job title is Senior Project Manager, reporting to Nicolai Ayrton Brune, Chief Financial Officer. Your duties generally are in the areas of

●	Manage work of real estate acquisition, infrastructure leasing, sale or leasing of real property rights to ensure proper allocation of staff resources among assignments and prioritization of work in accordance with the Company's strategic acquisition plans.

●	Manage the process for selection of brokers including solicitation of brokerage proposals, review of brokerage proposals, development of proposal summary matrixes for comparative analysis, verification of market brokerage fees and identification/confirmation of any material brokerage conflict of interests; develop and maintain a network of commercial real estate brokers to locate properties that meet the needs of Valvoline Global’s operations.

●	Manage the full spectrum of property assets related to leased space; work directly with landlords and brokers to meet space needs/requirements; negotiate terms and conditions of leases; review offers to lease and lease agreements.

●	Manage and negotiate advanced transactions including market optimization activities, site identification and selection (procuring rent comps), LOI and lease terms financial analysis of lease terms, rental rate breakdown; coordinate delivery of the lease abstract summary document after lease completion and collections of excess brokerage commissions.

●	Provide comprehensive comments to lease documents confirming negotiated business terms, identifying suggested key lease provisions in compliance with applicable laws and industry best practices

●	Evaluate market conditions for each property and real estate investment climate that will affect business plan strategies; communicate competitive environment and market expectations to leadership.

●	Comply with all tenant lease agreements and ensure all landlord and tenant obligations are met.

●	Adhere to all real estate agency regulations and requirements.

●	Interface with attorneys to review, negotiate and finalize lease documents. , but you may be assigned other duties as needed. This is a full-time position.

3.	Compensation. This is an exempt position and you will be paid $140,000 per year in accordance with the Company’s normal payroll procedures. Subject to the Company’s current annual performance review process, you may be eligible for an increase of your base compensation.

4.	Restricted Stock Units. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an award of 100,000 restricted stock units (the “RSU”). The RSUs will vest quarterly over the course of one (1) year.

5.	Reimbursement of Expenses: All reasonable business expenses that are documented by you and incurred in the ordinary course of business will be reimbursed in accordance with the Company’s standard policies and procedures.

6.	Employee Benefits. You will be eligible to participate in Company-sponsored benefits, including health benefits, holidays and other benefits that the Company may offer to similarly situated employees from time to time. Your eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees. You will be covered by worker’s compensation insurance, state disability insurance and other governmental benefit programs as required by state law.

7.	At-Will Employment. Your employment with the Company is “at-will.” In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice, without liability except as expressly set forth in this letter. No representative of the Company has authority to enter into any agreement contrary to the foregoing "employment at will" relationship.

8.	Adjustments and Changes in Employment Status . The Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any transfers or other changes in duties or assignments, changes in your salary and other compensation, changes in benefits and changes in Company policies or procedures.

9.	Proprietary Information Agreement. You will be required to sign and abide by the terms of the enclosed Proprietary Information and Inventions Agreement prior to beginning employment, indicating your full agreement to, and ongoing compliance with, the terms of that agreement, which include, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of the Company’s proprietary information.

10.	References and Immigration Documents. This offer is contingent upon satisfactory completion of all of our reference and background checks, and on your ability to prove your identity and authorization to work in the U.S. for the Company. You must comply with the United States Citizenship and Immigration Services employment verification requirements.

11.	No Conflicting Obligations. By execution of this letter, you represent and warrant that your performance of this letter does not and will not breach any agreement you have entered into, or will enter into, with any other party. You must disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of any former employer, and that you will not in any way utilize any such information in performing your duties for the Company. By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to, or a conflict of interest with, your employment with the Company, or your providing services to the Company as its employee; (ii) you do not have and shall not bring onto the Company’s premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you will not, at any time during your employment with the Company, breach any obligation or agreement that you have entered into with any third party, including your former employers. You agree not to enter into any written or oral agreement that conflicts with this letter.

12.	Integrated Agreement. This letter supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to its subject matter. Likewise, this letter will constitute the full, complete and exclusive agreement between you and the Company with respect to its subject matter. This Agreement may only be changed by a writing, signed by you and an authorized representative of the Company.

13.	Severability. If any term of this letter is held to be invalid, void or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

14.	Governing Law. The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of Florida, without giving effect to the principles of conflict of laws. You and the Company consent to the exclusive jurisdiction of, and venue in, the state or federal courts in Florida.

Sincerely,

SAFE AND GREEN DEVELOPMENT CORPORATION

/s/ Nicolai Ayrton Brune

Nicolai Ayrton Brune Chief Financial Officer March 26, 2024

Acknowledgment and Acceptance of Employment Offer

I fully agree to the terms and conditions set forth in this letter:

/s/ Derek Villarreal
Derek Villarreal
March 27, 2024

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